Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 15, 2011
Registration Statement No. 333-148505,
333-148505-01 and 333-148505-04

$880mm Ford Floorplan (FORDF) 2011-1	New Issue ABS: Launch/Upsize
Joint-Leads: BNP Paribas, Deutsche Bank and RBS	Co’s: CS and RBC
Selling Grp: Cabrera Capital and Williams Capital

CLS	QTY/MMs	WAL	MDY/S&P/FTCH*	BENCHMARK	PxSprd	YIELD	COUPON	$Px
A-1	$375.000	2.98	Aaa/AAA/AAA	I-Swaps	+ 55	2.131%	2.12%	99.99542
A-2	$375.000	2.98	Aaa/AAA/AAA	1-ML	+ 60		L+60	100.00000
B	$20.000	2.98	Aa1/AA+/AA	I-Swaps	+ 85	2.431%	2.41%	99.97487
C	$75.000	2.98	Aa3/A/A	I-Swaps	+ 105	2.631%	2.61%	99.98091
D	$35.000	2.98	A3/BBB/BBB	I-Swaps	+ 140	2.981%	2.96%	99.99252

*	Expected (sf) Ratings	:	MDY, S&P, Fitch	Registration	:	ALL CLASSES PUBLIC
	Expected Settlement	:	02/24/2011 FLAT	ERISA	:	YES
	First Interest	:	03/15/2011	Minimum Denom	:	100k x 1k
	Timing	:	Priced	Bloomberg Tker	:	FORDF 2011-1
Deutsche Bank will BILL & DELIVER
The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.